<u>Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type of information that the company treats as confidential or private.</u>

3/12/2025

Via email

The Crypto Co. (“CRCW”)

Attn: Ron Levy, Chairman and CEO

This letter agreement will confirm our understanding that David Natan (“Natan”) has been engaged to act as a non-employee, Chief Financial Officer (“CFO”), for The Crypto Co. (the” Company”).

1. In this regard, Natan proposes to undertake certain activities on the Company’s behalf:

   (i) Assist in the preparation of quarterly and annual financial statements and footnotes, as well as other customary duties performed by a public company CFO.

2. The Company agrees to pay Natan at the rate of $225.00 per hour as compensation for his services under this engagement which shall be invoiced and billed to the Company monthly. Additionally, Natan shall receive 15,000,000 immediately vested and restricted shares of the Company’s common stock.

   Payments should be made via wire transfer to:

   [****************]

3. The Company agrees that all workpapers and advice provided by Natan in connection with his engagement hereunder is for the benefit and use of the Board of Directors and officers of the Company.

4. The Company agrees that Natan has been retained to act solely as a CFO contractor to the Company. Natan, as an independent contractor under this letter agreement, shall not assume the responsibilities of a fiduciary to the Company or its stockholders in connection with the performance of Natan’s services hereunder, and any duties arising out of its engagement shall be owed solely to the Company. The Company acknowledges that Natan’s services are provided to the Company on a part-time basis. Natan shall use his best efforts to provide timely services to the Company to the extent needed. Under the terms of this agreement, Natan shall be allowed to provide consulting

6720 NW 74th Court • Parkland, FL 33067
Phone (786) 412-6085 • Fax (954) 753-2607
dn474747@aol.com

services to any other company provided that Natan will continue performing services for the Company on a timely basis.

6. The Company shall reimburse Natan for any pre-approved and documented out-of-pocket expenses.

7. Natan's engagement hereunder may be terminated at any time by either Natan or the Company, without notice, for any reason whatsoever. Upon termination, this letter agreement shall have no further force or effect, except that any termination of Natan's engagement hereunder for any reason shall not affect the Company's obligations to pay to Natan, fees or out-of-pocket expenses accruing prior to such termination to the extent provided for herein.

8. The Company agrees to indemnify and hold Natan harmless from all claims, liabilities, losses, and costs arising in circumstances where there has been a knowing misrepresentation by you, or by anyone at your company. This indemnification will survive the applicability of this engagement letter.

9. This letter agreement and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this letter agreement or Natan's engagement hereunder, directly or indirectly (including any claim concerning advice provided pursuant to this letter agreement), shall be governed by and construed following the laws of the State of Florida.

I look forward to working with you.

NATAN & ASSOCIATES, LLC	THE CRYPTO COMPANY
By: /s/ David Natan	By: /s/ Ron Levy
David Natan, President	Ron Levy, Chairman and CEO